:
NEWS RELEASE	C2007-4

DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 President and Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE - April 23, 2007	Page 1

DST SYSTEMS, INC. ANNOUNCES FIRST QUARTER 2007
FINANCIAL RESULTS

KANSAS CITY, MO (April 23, 2007) - Consolidated net income for DST Systems, Inc. (NYSE: DST) was $65.4 million ($0.90 per diluted share) for the first quarter 2007 compared to $81.7 million ($1.11 per diluted share) for the first quarter 2006. Taking into account certain non-GAAP adjustments explained herein, consolidated net income was $62.6 million ($0.87 per diluted share) for the first quarter 2007 compared to $51.2 million ($0.69 per diluted share) for the first quarter 2006.

First quarter 2007 highlights were as follows:

•
Consolidated operating revenues increased $43.5 million or 11.4% compared to the first quarter 2006 primarily from inclusion of Amisys Synertech, Inc. (“ASI”) operating revenues, higher license fees for international investment management and AWD software and higher Output Solutions volumes.

•
Consolidated income from operations increased $10.2 million or 14.7% to $79.6 million as compared to $69.4 million for first quarter 2006. Taking into account certain non-GAAP adjustments (including $2.8 million of 2007 ASI merger integration costs and an Output Solutions contract termination fee of $3.1 million), income from operations increased $7.8 million or 10.9% as compared to first quarter 2006 primarily resulting from higher license fees for international investment management and AWD software, higher contributions from mutual fund shareowner processing, and higher contributions from Output Solutions.

Output Solutions operating income for first quarter 2007 increased $3.2 million (excluding the contract termination fee in 2007 and a $1.8 million severance charge in 2006) from first quarter 2006. Contributing to the increase of operating income were higher U.S. volumes and revenues from new international clients, and cost efficiencies realized from the implementation of new proprietary printing and inserting technologies. As previously announced, a client completed its internalization of its print/mail operations as a result of a merger with a company with in-house capabilities at the end of first quarter 2007. The loss of this client will adversely affect revenues and operating income for the remainder of 2007.

Share related activity during first quarter 2007 was as follows:

•
During first quarter 2007, the Company repurchased 1,137,000 shares of DST common stock for $81.6 million or approximately $71.77 per share. At March 31, 2007 approximately 2.8 million shares remained outstanding under the existing share repurchase authorization.

FOR IMMEDIATE RELEASE - April 23, 2007	Page 2

•
The Company had approximately 65.2 million shares outstanding at March 31, 2007, including approximately 2.5 million unvested restricted shares. The net effect of share repurchases and shares issued from stock option exercises during the three months ended March 31, 2007 resulted in a decrease in shares outstanding of approximately 500,000 shares.

•
Diluted shares outstanding for first quarter 2007 were 71.8 million shares, a decrease of 1.6 million shares or 2.2% from first quarter 2006, but an increase of 1.7 million shares or 2.4% from fourth quarter 2006. The increase in diluted shares outstanding for the quarter is primarily caused by a 1.6 million share increase in the dilutive effect of the convertible debentures as a result of higher average DST share prices. The dilutive effects of the convertible debentures, outstanding stock options and restricted stock were approximately 5.3 million shares, 2.2 million shares and 1.2 million shares, respectively, during first quarter 2007.

•	Total stock options and restricted stock (“equity units”) outstanding at March 31, 2007 were 10.7 million, a decrease of 700,000 equity units or 6.1% from December 31, 2006.

Intangible asset amortization during the first quarter 2007 was as follows:

•
The combined amortization of intangibles affecting DST’s equity in earnings of Asurion during the three months ended March 31, 2007 was $1.8 million. DST also recorded approximately $1.8 million of intangible asset amortization for first quarter 2007 from the acquisition of ASI on October 2, 2006.

•
Effective January 1, 2007, DST adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB No. 109” (“FIN 48”). The adoption resulted in approximately $87.5 million of previously recorded liabilities for uncertain tax positions being released, of which $68.2 million (net of related deferred income taxes) resulted in a reduction in previously recorded identified intangibles relating to the Company’s April 2005 acquisition of DST Health Solutions, and the remainder was recorded as an increase in stockholders’ equity as a cumulative effect adjustment. The reduction in the identified intangibles resulted in a reduction in amortization expense of approximately $1.5 million during first quarter 2007 as compared to 2006. The reduced amortization will continue in the future, as no identified intangibles remain from the DST Health Solutions acquisition.

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled “Description of Non-GAAP Adjustments” and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release. In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature. Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items. Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information. Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate”, as well as making financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors and other users of DST’s financial statements to better understand DST’s recurring comparative operating performance for the periods presented.

FOR IMMEDIATE RELEASE - April 23, 2007	Page 3

DST’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods. DST’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Although DST’s management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP. Therefore, management typically uses non-GAAP measures in conjunction with GAAP results. Investors and users of our financial information should also consider the above factors when evaluating DST’s results.

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled “Use of Non-GAAP Financial Information” and detailed in the attached schedule titled “Description of Non-GAAP Adjustments”.

Segment Results

Financial Services Segment

Operating revenues for the Financial Services segment, excluding out-of-pocket reimbursements (“OOP”), for the three months ended March 31, 2007 increased $32.1 million or 13.2% to $275.5 million as compared to the three months ended March 31, 2006. U.S. operating revenues for first quarter 2007 increased $23.3 million or 10.9% over first quarter 2006 primarily from the inclusion of ASI revenues and higher mutual fund and AWD revenues. International operating revenues increased $8.8 million over first quarter 2006 attributable to higher license fees for investment management and AWD software.

Financial Services segment software license fee revenues are derived principally from DST International (investment management systems), DST Health Solutions (medical claims processing systems) and AWD (workflow management and CRM solutions). Operating revenues include approximately $16.7 million of software license fee revenues for the three months ended March 31, 2007, an increase of $5.0 million, compared to the same period in 2006, due primarily to higher international investment management and AWD license fee revenues. While license fee revenues are not a significant percentage of DST’s total operations, they can significantly impact earnings in the period in which they are recognized. Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

U.S. mutual fund open shareowner accounts processed totaled 108.2 million at March 31, 2007, a net increase of 2.4 million or 2.3% since December 31, 2006 and an increase of 4.7 million or 4.5% from the 103.5 million accounts serviced at March 31, 2006. Tax-advantaged retirement and educational savings accounts serviced (which include 529 and Coverdell savings plan accounts) totaled 41.4 million at March 31, 2007, a net increase of 900,000 or 2.2% since December 31, 2006 and an increase of 1.4 million or 3.5% from the 40.0 million at March 31, 2006. For the period April 1 - 17, 2007, open shareowner accounts increased approximately 700,000, of which 400,000 were tax-advantaged retirement and educational savings accounts. In addition, previously announced new mutual fund client commitments of approximately 7.6 million accounts, based on current account levels, are expected to convert in the second and third quarters of 2007.

FOR IMMEDIATE RELEASE - April 23, 2007	Page 4

Financial Services segment income from operations for the first quarter 2007 increased $3.8 million from the prior year quarter to $66.6 million, attributable to higher license fee revenues and the elimination of amortization of DST Health Solutions intangibles from the adoption of FIN 48, partially offset by higher personnel costs to support business growth. Costs and expenses (including OOP costs) during the first quarter 2007 increased $29.2 million compared to the prior year quarter due primarily to the inclusion of ASI and increased personnel. Depreciation and amortization costs decreased $900,000 in the first quarter 2007 compared to the prior year quarter. The net decrease is attributable to lower depreciation of computer equipment and the absence of amortization of DST Health Solutions intangible assets resulting from the adoption of FIN 48, which is partially offset by the inclusion of amortization of ASI intangible assets. Operating margin for the first quarter 2007 was 24.2% compared to 25.8% for the first quarter 2006.

Output Solutions Segment

Output Solutions segment operating revenues (excluding OOP reimbursements) for first quarter 2007 were $146.1 million, an increase of $10.3 million or 7.6% as compared to first quarter 2006, reflecting higher U.S. processing volumes and revenues from new international clients.

Items mailed during first quarter 2007 were 694.2 million, an increase of 11.7% compared to first quarter 2006. Images produced during first quarter 2007 were 4.3 billion, an increase of 22.2% compared to first quarter 2006. Revenues per image and package have declined principally as a result of higher relative volume increases from customers with lower unit pricing.

Output Solutions segment income from operations for first quarter 2007 was $9.2 million as compared to $6.0 million in first quarter 2006. Costs and expenses (including OOP costs) decreased $29.5 million or 9.8% from the first quarter 2006 attributable to lower OOP costs associated with a reduction in OOP reimbursement revenues of approximately $34.7 million resulting from certain customers purchasing postage directly, offset by higher material and equipment costs associated with increased volumes. Depreciation and amortization increased $2.0 million as compared to first quarter 2006 attributable to depreciation on new proprietary printing and inserting equipment.

Investments and Other Segment

Investments and Other segment operating revenues, primarily rental income for facilities leased to the Company’s operating segments, were $15.8 million for first quarter 2007, an increase of $400,000 from first quarter 2006. Income from operations for first quarter 2007 increased $800,000 as compared to first quarter 2006 attributable to a $300,000 gain from the sale of a property, higher rental income and operational cost improvements.

FOR IMMEDIATE RELEASE - April 23, 2007	Page 5

Other Financial Results

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates:

	Three months ended
	March 31,
(in millions)	2007	2006

Asurion	$11.4	$7.8
BFDS	7.9	6.6
IFDS	5.9	1.4
Argus	1.2	1.0
Other	(1.6)	(0.7)
	$24.8	$16.1

DST’s equity in Asurion earnings for first quarter 2007 increased $3.6 million due to higher revenues, primarily from higher subscribers to Asurion’s handset insurance programs, and operational cost improvements, partially offset by additional interest expense for debt incurred in the third quarter 2006 to finance a distribution to shareholders.

DST’s equity in BFDS earnings for first quarter 2007 increased $1.3 million due to increased mutual fund shareowner servicing revenues from an increase in shareowner accounts processed and improvements in operations.

DST’s equity in IFDS earnings for first quarter 2007 increased $4.5 million, due to improvements in operations and a $1.2 million deferred income tax benefit. Shareowner accounts serviced by IFDS U.K. were 5.8 million at March 31, 2007, an increase of 200,000 or 3.6% from December 31, 2006 and an increase of 500,000 or 9.4% from March 31, 2006. Shareowner accounts serviced by IFDS Canada were 7.3 million at March 31, 2007, an increase of 200,000 or 2.8% from December 31, 2006 and an increase of 500,000 or 7.4% from March 31, 2006.

Increased equity in earnings of Argus Health Systems during first quarter 2007 were the result of higher levels of pharmacy claims processed, principally Medicare Part D claims, partially offset by an increase in personnel costs and data processing support costs charged by DST.

Other income, net

Other income was $8.5 million in first quarter 2007, an increase of $100,000 as compared to first quarter 2006, from higher dividend income.

Interest expense

Interest expense was $18.2 million for first quarter 2007, an increase of $1.4 million from first quarter 2006, due to higher average debt balances outstanding and higher average interest rates.

FOR IMMEDIATE RELEASE - April 23, 2007	Page 6

Income taxes

As previously mentioned, DST adopted FIN 48 effective January 1, 2007. The Company’s effective income tax rate was 33.7% for first quarter 2007, compared to 35.3% for first quarter 2006, a decrease of 1.6% from 2006 primarily due to a reduction in the interest accruals relating to uncertain tax positions resulting from the adoption of FIN 48 and a change in the relative proportions of domestic and international taxable income. The Company expects its recurring tax rate for the remainder of 2007 to be approximately 33.7%.

Accounting Standards

The FASB has previously issued an exposure draft on a proposed accounting standard that would amend SFAS 128, Earnings per Share, to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or shares. The final statement has yet to be issued. DST is currently evaluating the impact of this proposed accounting standard and currently believes that this proposed amendment would impact the way the Company treats the 17.1 million incremental shares to be issued from the assumed conversion of the $840 million of convertible debentures issued in August 2003 in calculating diluted earnings per share. The proposed amendment would require the use of the “if-converted” method from the date of issuance of the convertible debentures. The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock. Under this “if converted” method, GAAP diluted earnings per share would have been $0.84 and $1.08 (versus GAAP reported earnings of $0.90 and $1.11) for the three months ended March 31, 2007 and 2006, respectively. The above pro-forma information presents only the effect on diluted earnings per share of the “if converted” method included in the exposure draft, but does not include any other computational changes (i.e. treasury stock method considerations) discussed in the exposure draft. DST is continuing to monitor the FASB’s progress towards finalizing this proposed accounting standard.

The proposed change in accounting principles would affect the calculation of diluted earnings per share during the period the debentures are outstanding, but would not affect DST’s ability to ultimately settle the convertible debentures in cash, shares or any combination thereof.

* * * * *
The information and comments in this press release may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual actions or results could differ. There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST's periodic reports (Form 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company will not update any forward-looking statements in this press release to reflect future events.

FOR IMMEDIATE RELEASE - April 23, 2007	Page 7

DST SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)
(Unaudited)

	For the Three Months ended March 31,
	2007	2006

Operating revenues	$426.2	$382.7
Out-of-pocket reimbursements	159.1	193.3
Total revenues	585.3	576.0

Costs and expenses	475.8	477.3
Depreciation and amortization	29.9	29.3

Income from operations	79.6	69.4

Interest expense	(18.2)	(29.5)
Other income, net	12.8	24.5
Gain on sale of business		52.8
Equity in earnings of unconsolidated affiliates	24.8	16.1

Income before income taxes	99.0	133.3
Income taxes	33.6	51.6

Net income	$65.4	$81.7

Average common shares outstanding	63.1	67.9
Diluted shares outstanding	71.8	73.4

Basic earnings per share	$1.04	$1.20
Diluted earnings per share	$0.90	$1.11

FOR IMMEDIATE RELEASE - April 23, 2007	Page 8

DST SYSTEMS, INC.
STATEMENT OF REVENUES BY SEGMENT
(In millions)
(Unaudited)

	Three months ended
	March 31,
	2007	2006

Financial Services
Operating	$275.5	$243.4
OOP reimbursements	16.3	16.3
	$291.8	$259.7

Output Solutions
Operating	$149.2	$135.8
OOP reimbursements	142.8	177.4
	$292.0	$313.2

Investments and Other
Operating	$15.8	$15.4
OOP reimbursements	0.1	0.1
	$15.9	$15.5

Eliminations
Operating	$(14.3)	$(11.9)
OOP reimbursements	(0.1)	(0.5)
	$(14.4)	$(12.4)

Total Revenues
Operating	$426.2	$382.7
OOP reimbursements	159.1	193.3
	$585.3	$576.0

FOR IMMEDIATE RELEASE - April 23, 2007	Page 9

DST SYSTEMS, INC.
STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT
(In millions)
(Unaudited)

	Three months ended
	March 31,
	2007	2006
Income from operations
Financial Services	$63.8	$62.5
Output Solutions	12.3	4.2
Investments and Other	3.5	2.7
	$79.6	$69.4

DST SYSTEMS, INC.
OTHER SELECTED FINANCIAL INFORMATION
(In millions)
(Unaudited)

	March 31,	December 31,
Selected Balance Sheet Information	2007	2006

Cash	$91	$61
Total debt	1,486	1,441

	For the Quarter Ended March 31,
Selected Cash Flow Information	2007	2006

Capital expenditures
Operating segments	$25	$43
Investments and Other segment	5	1

FOR IMMEDIATE RELEASE - April 23, 2007	Page 10

DST Systems, Inc.
Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release. DST’s use of non-GAAP adjustments is further described in the section entitled “Use of Non-GAAP Financial Information”.

The following items, which have been treated as non-GAAP adjustments, occurred during the quarter ended March 31, 2007:

•	A contract termination fee, in the amount of $3.1 million, included in Output Solutions operating revenues. The income tax expense associated with this income was approximately $1.2 million.

•
Merger integration costs incurred with the acquisition of ASI, in the amount of $2.8 million, included in Financial Services costs and expenses. The income tax benefit associated with these costs was approximately $1.1 million. The Company expects that ASI integration costs will continue for the next few quarters.

•
Other net gains, in the amount of $3.3 million, associated with securities transactions, which are included in other income, net. The income tax expense associated with these gains was approximately $1.3 million.

•
A gain related to the recovery in a non-operating Chapter 11 bankruptcy claim of an amount due from a previous client, in the amount of $1.0 million, included in other income, net. The income tax expense associated with this gain was approximately $400,000.

The following items, which have been treated as non-GAAP adjustments, occurred during the quarter ended March 31, 2006:

•
Increased compensation expense from accelerated vesting of restricted stock as a result of the lock\par merger with Asurion on January 1, 2006, in the amount of $1.7 million, included in Financial Services costs and expenses. The income tax benefit associated with these costs was approximately $700,000.

•
Reduced compensation expense as a result of the effect of the adoption of FAS 123R, Share-Based Payment, on January 1, 2006 related to the initial estimation of forfeitures on restricted stock awards which resulted in a $1.4 million reduction in Financial Services costs and expenses. The income tax expense associated with this gain was approximately $600,000.

•
Severance and related compensation charges of $1.8 million associated with an adjustment of staffing levels, included in Output Solutions costs and expenses. The income tax benefit associated with these costs was approximately $700,000.

FOR IMMEDIATE RELEASE - April 23, 2007	Page 11

DST Systems, Inc.
Description of Non-GAAP Adjustments (Continued)

•
Increased interest expense of $12.7 million resulting from the write-off of the Company’s convertible debenture debt issuance costs. The income tax benefit associated with these interest costs was approximately $5.0 million.

•
Other net gains in the amount of $16.1 million associated with securities transactions, principally from the sale of 1.5 million shares of State Street Corporation, which are included in other income, net. The income tax expense associated with these gains was approximately $6.3 million.

•
A net gain of $52.8 million resulting from the lock\par merger with Asurion on January 1, 2006, which is included in gain on sale of business. The income tax expense associated with this gain was approximately $23.1 million.

FOR IMMEDIATE RELEASE - April 23, 2007	Page 12

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
For the Three Months Ended March 31,
(Unaudited - in millions, except per share amounts)

	2007
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$79.6	$99.0	$65.4	$0.90

Adjusted to remove:
Included in operating income:

Contract termination fee - Output Solutions	(3.1)	(3.1)	(1.9)	(0.02)
ASI merger integration costs - Financial Services	2.8	2.8	1.7	0.02

Included in non-operating income:

Net gains on securities transactions		(3.3)	(2.0)	(0.02)
Recovery of Chapter 11 bankruptcy claim		(1.0)	(0.6)	(0.01)

Adjusted Non-GAAP income	$79.3	$94.4	$62.6	$0.87

	2006
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$69.4	$133.3	$81.7	$1.11

Adjusted to remove:
Included in operating income:

Restricted stock vesting acceleration - Financial Services	1.7	1.7	1.0	0.01
Effect of adoption of FAS 123R - Financial Services	(1.4)	(1.4)	(0.8)	(0.01)
Employee severance expense - Ouput Solutions	1.8	1.8	1.1	0.01

Included in non-operating income:

Write-off of convertible debenture issuance costs		12.7	7.7	0.10
Net gains on securities transactions		(16.1)	(9.8)	(0.13)
Gain on lock\par merger		(52.8)	(29.7)	(0.40)

Adjusted Non-GAAP income	$71.5	$79.2	$51.2	$0.69

Note:
See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.